EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (herein, “Agreement”) is hereby made effective as of the 30th day of November 2005, by and between Mark E. Pape, an individual resident of Dallas, Texas (the “Executive”), and Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”)

RECITALS:

A.	The Company is a holding company for a group of insurance agencies and property and casualty insurance subsidiaries which offer primary insurance primarily on personal risks;

B.	The Executive serves as Executive Vice President and Chief Financial Officer of the Company;

C.	The Company wishes to assure itself of the continued services of the Executive so that it will have the continued benefit of his ability, experience and services, and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth; and

D.	Certain capitalized terms used in this Agreement shall have the meanings given them in Section 16 hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

Section 1. Employment

(a)	The Company hereby agrees to employ the Executive as Executive Vice President and Chief Financial Officer with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, and any other position agreed upon by the parties. During the Term, the Executive shall perform such services and duties as the Board or the Chief Executive Officer may from time to time designate consistent with such positions.

(b)	The Executive shall report to the Chief Executive Officer.

(c)	The Executive shall devote his best efforts and his full business time to the business affairs of the Company as may be reasonably necessary for the discharge of his duties as Executive Vice President and Chief Financial Officer.

(d)	The Company, in its sole discretion, may require that the Executive be designated an employee of one or more of the Company’s subsidiaries or affiliates for such purposes as payroll and benefits administration. The employment of the Executive by any such subsidiary or affiliate to facilitate the Company’s internal administrative purposes shall be considered employment by the Company within the meaning of this Agreement and shall not otherwise affect any of the rights or responsibilities of the Company or the Executive hereunder.

Section 2. Term.

Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a term (the “Term”) of two (2) years from the Effective Date. At least sixty (60) days prior to the natural expiration of the Term, the Company shall give Executive written notice of whether the Company will be seeking an extension of Executive’s services under the Employment Agreement. Unless such notice indicates that there will be an extension or in the event no notice is given, this Employment Agreement will be terminated at the end of the Term.

1 of 11

Employment Agreement (Cont.)

Section 3. Compensation and Benefits.

In consideration of the services rendered by the Executive during the Term, the Company shall pay or provide to the Executive the amounts and benefits set forth below.

(a)	Salary. Executive shall receive an annual base salary of $255,000. The base salary shall be paid in accordance with the Company’s normal payroll practices. The Executive’s base salary shall be reviewed at least annually for consideration of appropriate merit increases and, once established, the base salary shall not be decreased during the Term without the consent of the Executive.

(b)	Other Incentive Plans. The Executive shall participate in all annual and long-term bonus or incentive plans or arrangements in which substantially all other executives of the Company of a comparable level are eligible to participate from time to time, subject to the terms and conditions of the applicable plan. The Executive’s incentive compensation opportunities under such plans and arrangements shall be determined from time to time by the Compensation Committee.

(c)	Employee Benefits. Subject to the terms and conditions of the applicable plan, the Executive shall be entitled to participate in employee benefit plans, programs, practices or arrangements of the Company in which substantially all other executives of the Company of a comparable level are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following:

(i)	long-term disability insurance coverage in an amount and on terms consistent with the coverage in place for other management personnel of the Company; and

(ii)	continued provision of life insurance coverage in an amount and on terms consistent with the coverage in place for other management personnel of the Company.

(d)	Fringe Benefits and Perquisites. The Executive shall be entitled to all fringe benefits and perquisites which are generally made available to executives of the Company of a comparable level from time to time. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following

(i)	provision of offices and secretarial staff;

(ii)	vacation in accordance with the Company’s policy for other executives of a comparable level;

(iii)	an automobile owned or leased by the Company of a make and model appropriate for the Executive’s position or, in lieu thereof, provision of a non-accountable automobile allowance in an amount to be determined from time to time by the Board or the Compensation Committee; and

(iv)	reimbursement of all reasonable travel and other business expenses and disbursements incurred by the Executive in the performance of his duties under this Agreement, upon proper accounting in accordance with the Company’s normal practices and procedures for reimbursement of business expenses.

Section 4. Termination.

(a)	The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i)	upon death of the Executive or upon thirty (30) days prior delivery of a Notice of Termination of the resignation of the Executive;

2 of 11

Employment Agreement (Cont.)

(ii)	by the Company due to the Disability of the Executive upon thirty (30) days prior delivery of a Notice of Termination to the Executive;

(iii)	by the Company for Cause or without Cause, in either event upon thirty (30) days prior delivery of a Notice of Termination to the Executive; or

(iv)	by the Executive for Good Reason upon thirty (30) days prior delivery of a Notice of Termination to the Company.

(b)	If the Executive’s employment with the Company is terminated during the Term by reason of the Executive’s death or Disability, the Company shall pay to the Executive (or in the case of his death, the Executive’s estate) within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation and the Pro Rata Bonus. If the Executive’s employment with the Company is terminated during the Term by the Company for Cause or as a result of resignation by the Executive for other than Good Reason, the Company shall pay to the Executive within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation.

(c)	If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following:

(i)	the Company shall pay the Executive in cash within thirty (30) days of the Termination Date an amount equal to all Accrued Compensation and the Pro Rata Bonus;

(ii)	at the end of each of the twenty-four (24) consecutive 30-day periods following the Termination Date, the Company shall pay to the Executive in cash an amount equal to one-twelfth of the sum of the Base Amount (including any increases in base salary) plus the Bonus Amount (including any increases in bonus amount); provided, that the right of the Executive to receive any of the payments contemplated by this Section 4(c)(ii) shall be subject to the condition that the Executive shall not be in breach of the Executive’s obligations pursuant to Section 5 hereof.

(iii)	(A) for a period of twenty-four (24) months following the Termination Date or (B) for such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies providing medical, dental, health, death and disability benefits if the Executive’s employment had not been terminated in accordance with the plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families from time to time; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical and other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

(d)	The Company shall have the ability, upon delivery of a Notice of Termination to Executive, to terminate the officership positions of Executive.

Section 5. Restrictive Covenants.

(a)

Confidential Information. During the Term, the Company agrees to provide Executive with Confidential Information (as defined below). During the Term and at all times thereafter, the Executive agrees that he will not divulge or disclose to anyone (other than the Company or any persons employed or designated by the Company) any Confidential Information. Confidential

3 of 11

Employment Agreement (Cont.)

Information shall include all information of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, customer lists, contract terms, marketing plans, business plans, financial data, cost information, sales data, or business opportunities whether for existing, new or developing businesses, and the Executive further agrees not to disclose, publish or make use of any such knowledge or Confidential Information at any time, including in any future employment, without the consent of the Company.

(b)	Non-Compete. In consideration of the parties various mutual promises contained herein, including without limitation those involving Confidential Information, Executive agrees that: upon termination by Executive for Good Reason, upon termination of Executive’s employment by the Company for Cause, or upon termination of Executive’s employment without Cause, Executive agrees not to enter into or engage in any phase of the Business conducted by the Company in any state in which the Company is conducting business or is planning to conduct business on the date of termination of Executive’s employment with the Company, either as an individual for his own account, as a partner or joint venturer, or as an employee, agent, officer, director, or substantial shareholder of a corporation or otherwise for a period of two (2) years following the date of Executive’s termination of his employment with the Company. As of the date of execution of this Agreement, the Business conducted by the Company is defined as owning and operating (i) insurance companies providing non-standard automobile insurance coverage of any type or class, (ii) underwriting agencies (or managing general agencies) that produce and administer non-standard automobile insurance, and (iii) retail agencies that sell non-standard automobile insurance policies. Notwithstanding the foregoing, in the event Executive’s employment is not terminated for Cause, if Executive reasonably shows that his proposed employment is not directly competitive with the Company’s business, Executive may enter into such employment.

(c)	Non-Solicitation. Upon termination or expiration of his employment, whether voluntary or involuntary, Executive agrees not to directly or indirectly solicit either (i) any employees of the Company to leave their employment with the Company in favor of employment with any other entity, (ii) any person who was an employee of the Company at any time during the six (6) months prior to the date of the Executive’s termination of employment or (iii) business in the area of non-standard automobile insurance from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of Executive’s termination, or from which the Executive knew or had reason to know that the Company was going to solicit business at the time of Executive’s termination, in each case for a two-year period from the date of Executive’s termination of his employment with the Company.

(d)	Non-Disparagement. During the term of the Executive’s employment with the Company and following the Termination Date, the Executive shall not disparage, discredit or otherwise criticize, directly or indirectly, verbally or in writing, any Excluded Person or the Company or any of its subsidiaries, or any of their respective businesses, products, practices, trademarks, employees, officers, or directors.

(e)	Enforcement. Executive and the Company acknowledge and agree that any of the covenants contained in this Section 5 may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude Company from other remedies which may be available to it.

(f)

Reformation. The Company and the Executive agree and stipulate that the agreements and covenants not to compete contained in this Section 5 are fair and reasonable in light of all of the facts and circumstances of the relationship between the Executive and the Company; however, the Executive and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete. Therefore, in furtherance of, and not in derogation of

4 of 11

Employment Agreement (Cont.)

the provisions of this Section 5, the Company and the Executive agree that in the event a court should decline to enforce any provision of this Section 5, that this Section 5 shall be deemed to be modified or reformed to restrict the Executive’s competition with the Company or its affiliates to the maximum extent, as to time, geography and business scope, that the court shall find enforceable; provided, however, in no event shall the provisions of this Section 5 be deemed to be more restrictive to the Executive than those contained herein.

(g)	Termination. Notwithstanding any provision to the contrary otherwise contained in this Agreement, the agreements and covenants contained in this Section 5 shall not terminate upon Executive’s termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

Section 6. Successors, Binding Agreement.

(a)	This Agreement shall be binding upon and shall inure to the benefit of the Company (including each of its subsidiaries), its successors and assigns and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company or succeeds as a result of a Change in Control. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.

Section 7. Fees and Expenses.

To induce the Executive to execute this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations under this Agreement. In the event that the Executive’s employment is terminated:

(a)	either by the Company either for Cause or without Cause or by the Executive for Good Reason, then the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs actually incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (excluding Section 5) (including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement) provided, however, that such reimbursement shall only be payable by the Company (i) after the Executive prevails on substantially all issues involved in such litigation and (ii) upon receipt of proof of such actual expenses; or

(b)	after a Change in Control either by the Company either for Cause or without Cause or by the Executive for Good Reason, then the Company shall reimburse the Executive for any reasonable

5 of 11

Employment Agreement (Cont.)

attorneys’ fees, expenses and court costs actually incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (excluding Section 5) (including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement), upon receipt of proof of such actual expenses regardless of which party, if any, prevails in the contest.

Section 8. Notice.

All notices and other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given upon personal delivery or receipt when sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service that provides written proof of delivery, and shall be addressed as follows (or to such other address as either party shall have furnished to the other in writing in accordance herewith):

If to the Executive:	Mark E. Pape
4621 Bobbitt Drive
DallasTexas 75229

If to the Company:	AffirmativeInsurance Holdings, Inc.
4450 Sojourn Drive, Suite 500
Addison, Texas, 75001
Attention: General Counsel

Section 9. Settlement of Claims.

The Company’s obligation to make the payments provided for in this Agreement and to otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

Section 10. Modification and Waiver.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 11. Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. All actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State of Delaware. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 11. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this

6 of 11

Employment Agreement (Cont.)

paragraph, and stipulates that the state and federal courts located in the State of Delaware shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by Section 8. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

Section 12. Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

Section 13. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto (including without limitation the prior employment agreement between the Executive and the Company, effective as of the consummation of an initial public offering of securities of the Company), with respect to the subject matter hereof.

Section 14. Headings.

The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 15. Counterparts.

This Agreement may be executed in one or more counterparts, each shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 16. Definitions.

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including without limitation: (i) base salary, (ii) deferred compensation accumulated under any plan, arrangement or agreement, (iii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to Termination Date, and (iv) bonuses and incentive cash compensation (other than the Pro Rata Bonus).

(b)	“Base Amount” shall mean the Executive’s annual base salary at the rate in effect on the Termination Date and shall include all amounts of his base salary that are deferred under any plans, arrangements or agreements of the Company or any of its affiliates.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Bonus Amount” shall mean the greater of (i) the most recent annual cash bonus paid or payable to the Executive, or (ii) the average of the annual cash bonuses paid or payable during the two (2) full fiscal years ended prior to the Termination Date (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive).

(e)	“Cause” shall mean

7 of 11

Employment Agreement (Cont.)

(i)	neglect of his material duties or failure to perform his material obligations under this Agreement that materially causes harm to the Company or that has materially damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents; provided, however, that the Company shall give the Executive written notice of any actions or omissions alleged to constitute Cause under this subparagraph (i) and the Executive shall have five (5) business days to cure any such alleged Cause;

(ii)	refusal or failure to follow lawful directives of the Board or any duly appointed committee of the Board that are not arbitrary and capricious; provided, however, that the Company shall give the Executive written notice of any actions or omissions alleged to constitute Cause under this subparagraph (ii) and the Executive shall have five (5) business days to cure any such alleged Cause;

(iii)	conviction of, or a plea of nolo contendere to, or deferred adjudication for (x) any felony or (y) a misdemeanor involving moral turpitude that causes harm to the Company or that has damaged or interfered with, or could reasonably be expected to damage or interfere with, the Company’s relationships with its customers, suppliers, employees or other agents;

(iv)	substance abuse or illegal use of drugs that impairs Executive’s performance, that materially causes harm to the Company or that has damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents;

(v)	commission of an act of fraud, illegality, theft or intentional dishonesty in the course of Executive’s employment with the Company and relating to $5,000 or more of the Company’s assets, or causing $5,000 or more in harm or damages with respect to the Company’s activities, operations or employees; or

(vi)	breach by Executive of Section 5 of this Agreement.

(f)	A “Change in Control” shall mean the happening during the Term of any of the following:

(i)	when any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than any Excluded Person, the Company or any Company employee benefit plan, including its trustees) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided, that in no event shall the distribution of securities of the Company held by New Affirmative LLC (or any successor thereof) to any Excluded Person trigger a “Change of Control”; or

(ii)	the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company through purchase of assets, or by merger, reorganization or otherwise; provided, a “Change of Control” shall not have occurred in the event that, immediately following such acquisition, any or all of the shareholders of the Company immediately prior to the consummation of such acquisition own fifty percent (50%) or more of the combined voting power of the entity effecting or surviving any such acquisition.

(g)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(h)

“Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness for a period of three consecutive full months, or for a period of four full months during any six-month period. The Executive’s employment shall terminate in such a case on the last day of the applicable period; provided, however, in no event shall the Executive be terminated by reason of Disability unless (i) the Executive is eligible for the long-

8 of 11

Employment Agreement (Cont.)

term disability benefits set forth in Section 3(c)(i) hereof and (ii) the Executive receives written notice from the Company, at least 30 days in advance of such termination, stating its intention to terminate the Executive for reason of Disability and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

(i)	“Effective Date” shall mean the day and year first above written.

(j)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)	Excluded Person” shall mean any of New Affirmative LLC, DSC AFFM, LLC, Affirmative Investment LLC, The Enstar Group, Inc. and any of their respective shareholders, members or affiliates.

(l)	“Good Reason” shall mean the occurrence at any time of any of the events or conditions described in subsections (i) through (vii) hereof:

(i)	without the Executive’s written consent: (A) a material adverse change in the Executive’s status, office, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, office, title, position or responsibilities as in effect at any time within 90 days preceding such occurrence or at any time thereafter; (B) the assignment to the Executive of any duties or responsibilities which are materially inconsistent with and adverse to his status, office, title, position or responsibilities as in effect at any time within 90 days preceding such occurrence or at any time thereafter; or (C) any removal of the Executive from any such material status, office, title, position or responsibility;

(ii)	without the Executive’s written consent, a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due; provided, however, that the Executive shall give the Company written notice of any actions or omissions alleged to constitute Good Reason under this subparagraph (ii) and the Company shall have five (5) business days to cure any such alleged Good Reason;

(iii)	the Company’s requiring the Executive, without his written consent, to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive as of the Effective Date, except for reasonably required travel on the Company’s business;

(iv)	the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(v)	any material breach by the Company of this Agreement; provided, however, that the Executive shall give the Company written notice of any actions or omissions alleged to constitute any material breach under this subparagraph (ii) and the Company shall have five (5) business days to cure any such alleged material breach;

(vi)	any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of this Agreement; or

9 of 11

Employment Agreement (Cont.)

(vii)	the failure of the Company to comply with and satisfy its obligations under Section 6(a) hereof.

The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. For the avoidance of doubt, the expiration of the Term of this Agreement shall not be deemed to be Good Reason.

(m)	“Notice of Termination” shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon.

(n)	“Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365.

(o)	“Termination Date” shall mean, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination.

[SIGNATURES ON FOLLOWING PAGE]

10 of 11

Employment Agreement (Cont.)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Executive has signed this Agreement, effective as of the date first above written.

AFFIRMATIVE INSURANCE HOLDINGS, INC. /s/ David B. Snyder
By: Its:	David B. Snyder Senior Vice President

EXECUTIVE: /s/ Mark E. Pape Mark E. Pape

11 of 11